Crucible Capital Group, Inc.
                                Member FINRA SIPC
                  27 Whitehall St. 5th Floor New York, NY 10004
                    Phone (212) 785- 2815 Fax (212) 785-3175



October 2, 2007

PRIVATE AND CONFIDENTIAL

ThinkPath Inc.
Attention: Declan French, CEO
16 Four Seasons Place, Suite 215
Toronto, Ontario M9B 6E

Dear Mr. French,

         This letter agreement ("Agreement") confirms our understanding that THINKPATH INC. AND ITS SUBSIDIARIES AND AFFILIATES (COLLECTIVELY HEREAFTER NAME OR THE "COMPANY") has engaged CRUCIBLE CAPITAL GROUP, INC. (HEREAFTER "CRUCIBLE" OR THE "ADVISORS") the exclusive right as its consultant, financial Advisors and agent, if and where appropriate, in connection with: 1) "PRIVATE EQUITY": arranging for the Company a private equity financing in the amount of up to approximately $5,000,000. and/or 2) "DEBT FACILITIES": arranging for the company private and/or bank debt via unsecured and/or secured loans in the amount of up to approximately $5,000,000, and/or 3) "CREDIT FACILITIES": arranging for the Company bank debt including but not limited to revolving lines of credit, asset based loans and/or other types of credit facilities (individually and collectively) in the amount of up to approximately $5,000,000.

         The above referenced financings will be on a best efforts basis and in conformity with state and federal regulations, and are subject to: the terms and conditions of this agreement between Crucible Capital Group, Inc. and the Company, further due diligence, the ability of the company to deliver clear title to certain assets as collateral for any financing as necessary, any terms and conditions of any lender or financing authority. The Company agrees and understands that the Company may not wish to pursue or may not qualify for one or more of the financings described in this agreement and that Advisors may seek only those financing requested by the Company for which the Company may qualify.

RETENTION

          For the Term of this Agreement the Company appoints the Advisors as the Company's consultant, financial Advisors and agent as independent contractors to the Company, in connection with the arrangement of the Private Equity and/or Credit and Debt Facilities.

          The Advisors shall at all times be an independent contractors to the Company and shall not represent or be represented as an employee, partner, officer, director or affiliate of the Company

         Subject to the terms and conditions of this Agreement, the Advisors accept this appointment as an independent contractor to the Company. The Advisors agrees that it will use its best efforts, consistent with its business judgment, to advise the Company concerning the arrangement of the Private Equity and/or Credit and Debt Facilities. In no event shall the Advisors be obligated to participate in and/or purchase Private Equity and/or Credit and Debt Facilities for its own account or for the accounts of any other entities or individuals.

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                                  CLIENT NAME
                                  CONFIDENTIAL



TERM

          The initial term of this agreement is 90 days, and shall automatically renew monthly, subject to all other terms and conditions including but not limited to any agreements regarding Termination. In addition, if substantial and material progress has been made to facilitate any of the Closings, the parties hereto agree to extend the Term of this Agreement for an additional period of up to sixty (60) days as may be reasonable and necessary to complete any of the Closings. Advisors shall be entitled to the Fees as provided herein with respect to any arrangement of the Private Equity and/or Credit and Debt Facilities that utilizes any information or data which the Advisors has provided, and may continue to provide, regarding any Investors to be included in the Private Equity and/or Credit and Debt Facilities and is consummated within two (2) year from the expiration or termination of this Agreement.

SERVICES

         For the Term of this Agreement the services to be performed by the ANGELIC HOLDINGS LLC shall include, but not be limited to:

         (a) Meeting with management of the Company to review the Company's historic, current and prospective operations, business and financial condition;

         (b) Completing a due diligence review of the Company to determine the Advisors' view of the Company's expected cash flow, borrowing capacity, current and potential enterprise value;

         (c) Advising the Company as to appropriate structure, terms and conditions to be included in the Private Equity and/or Credit and Debt Facilities;

         (d) Recommending a negotiating strategy and assisting in negotiating the terms and conditions of the Private Equity and/or Credit and Debt Facilities.

         For the Term of this Agreement the services to be performed by the CRUCIBLE CAPITAL, INC. shall include, but not be limited to:

(a) Review the appropriate Due Diligence Materials for the Private Equity and/or Credit and Debt Facilities;

(b) Assisting in closing the Private Equity and/or Credit and Debt Facilities.

TERMINATION

          The engagement may be terminated, subject to the initial sixty day minimum, by the Company or the Advisors at any time upon thirty (60) days prior written notice to the other or effective immediately on or the giving of written notice in the case of material or continued breach, provided that the Advisors shall be entitled to the Fees and reimbursement of expenses in accordance with this Agreement through the date of termination. If a arrangement of the Private Equity and/or Credit and Debt Facilities utilizes any information or data which the Advisors has provided, and may continue to provide, regarding any Investors to be included in the Credit Facilities, Private Equity and/or Debt or Business Transaction and is consummated within two (2) year after such termination, the Advisors shall thereupon be paid the Fees as provided herein.

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                                  CLIENT NAME
                                  CONFIDENTIAL


NO UNAUTHORIZED USE OF ADVICE

Any summary of, or reference to, any communication, whether written or oral with respect thereto, in whole or in part, to third party Advisors will be subject, in each instance to said party's written agreement to confidentiality, nondisclosure and indemnification of the Advisors. Notwithstanding the preceding sentence, nothing in this Agreement shall be construed as a prohibition on the distribution of any communication as required by implementation of the arrangement of the Private Equity and/or Credit and Debt Facilities to officers of the Company, their legal counsel, accountants or financial consultants or to regulatory agencies. If the Advisors resigns prior to the dissemination of any Due Diligence Material, or prior to the finalization of the forms of the Financing Agreements or any other documents or information prepared in connection with the arrangement of the Private Equity and/or Credit and Debt Facilities, the term hereof shall be deemed ended and no reference to the Advisors whatsoever shall be made in materials disseminated after said resignation.

FEE STRUCTURE

         As compensation to the Advisors for its services hereunder, the Company agrees to pay the Advisors the following Retainer Fees. The Company further agrees to pay Advisors additional success fees (collectively, the "Fees") as they apply to the type of service performed by Advisors:

         The Company agrees to pay a monthly retainer fee in cash of $6,000 per month for the Term hereof (the "Cash Retainer Fee"). The Retainer Fee shall be payable in advance made payable to ANGELIC HOLDINGS LLC, and CRUCIBLE CAPITAL, INC. for the first two months, the minimum term and then monthly thereafter, the first payment of $12,000, representing the period from the date of this Agreement until December 2nd, 2007, to be paid upon execution of this Agreement and 2) subsequent payments of $6,000 to be paid every month on the second of each month, beginning December 2nd, 2007, until this agreement is terminated. In addition the Company will issue the amount of shares equal to $36,000, and options in the amount of $24,000. The additional success fees are as follows;

     a) An equity financing fee, payable in cash upon the closing of the arrangement of the Private Equity (the "EQUITY CLOSING", and collectively with the Debt Closings, the "DEBT CLOSINGS"), equal to ten percent (10.0%) of the total proceeds raised by the Company in the arrangement of such Private Equity and/or Debt (the "COMBINED DEBT AND EQUITY FINANCING FEE").

     b) A credit facility financing fee, payable in cash upon the of closing the arrangement of the Credit Facilities (the "CREDIT FACILITIES CLOSING"), equal to six and a half percent (6.5%) of the total proceeds raised by the Company in the arrangement of such Credit Facilities (the "CREDIT FACILITIES FINANCING FEE");

     c) In addition to the cash fees contained in this agreement the Advisors will receive additional non-cash compensation, such as common stock or warrants to purchase common stock in the Company. The amount of non-cash compensation shall be five percent (5%) stocks and five percent (5%) warrants of the value of the transaction and shall be mutually determined and agreed prior to the arrangement of any Private Equity and/or Debt of the Company by the Advisors or through any third party agreement arranged by the Advisors.

     d) A "Business Combination Fee" for the performance of any services in conjunction with any merger, acquisition or business combination introduced, arranged, presented, suggested or recommended by Advisors to the Company equal to "Lehman Formula" based upon the transaction value and due upon the closing of the transaction. (The "Lehman Formula" is defined as a commission paid to the Advisors equal to 5% of the first million, 4% of the second million, 3% of the third million, 2% of the fourth million and 1% of the balance.)

          With the exception of the Retainer Fee, the above specified Fees will be payable in respect of the services to the Advisors rendered in connection with each separate transaction, acquisition, merger, transaction (collectively referred to as "Business Transactions" hereafter) or arrangement of the Private Equity and/or Credit and Debt Facilities, whether such arrangement and/or Business Transaction has been arranged by the Advisors, by another agent of the Company or directly by the Company and whether such arrangement and/or business combination is conducted in one transaction or a series of transactions.

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                                  CLIENT NAME
                                  CONFIDENTIAL

          The Advisors agrees to waive any claim to any fee under this agreement for any financing or business transaction the Company identifies to the Advisors, as an addendum to this agreement, at the time this agreement is executed by the Company, provided the Advisors is under no obligation to perform, and does not perform, any services in connection with any pre-existing financing or Business Transaction, including the use of any work product and due diligence information produced by the Advisors or the Company pursuant to this agreement.

BREAKUP FEES

         If the Advisors delivers to the Company, and the Company accepts, a Term Sheet or Letter of Intent for any financing or Business Transaction covered by this agreement or any other financing requested by the Company, and the Company then subsequently rejects the Term Sheet or Letter of Intent or prevents a closing through failure to provide documentation or pay any previously acknowledged fees required by any Lender/Investor, then the Company shall be liable in all circumstances to pay, to the Advisors, a breakup fee equal to 25% of the maximum allowable fee which Advisors would have earned under this agreement as if the financing had been completed. In the event that funding does not occur in a timely fashion these fees may not be applicable.

EXPENSE REIMBURSEMENT

          In addition to any Fees that may be payable to the Advisors under this Agreement, the Company agrees to reimburse the Advisors, on a monthly basis or at such other times as the Advisors may request, for all of the Advisors' reasonable administrative, out-of-pocket, and travel expenses incurred in connection with its activities hereunder, without regard to whether or not any of the Closings occur, including the reasonable fees and disbursements of the Advisors' outside legal counsel, if any, resulting from or arising out of this engagement. The Advisors' expenses, except the reasonable fees and disbursements of its outside legal counsel, shall not cumulatively exceed $2,500 per month without the prior written approval of the Company made payable to CRUCIBLE CAPITAL GROUP, INC.

CONDITIONS OF ARRANGEMENT

         The Advisors agrees to use its commercially reasonable best efforts, consistent with its business judgment, to affect the Closings as soon as practicable. The Closings are conditioned upon and subject to, among other things, documentation reasonably acceptable to the Advisors and the Company, market conditions applicable to the Private Equity and/or Credit and Debt markets and satisfaction of the conditions set forth in each Private Equity and/or Credit and Debt agreement and/or business combination agreement (individually and collectively, the "FINANCING AGREEMENTS") to be entered into by and between the Company and the respective Investors and/or business combination parties named therein, and in the Due Diligence Material, including any supplements and amendments thereto.

         Notwithstanding the forgoing, should the Company refuse to Close or prevent a closing through failure to provide documentation or pay any fees required by any Lender/Investor on any financing arranged by the Advisors, pursuant to this agreement or at the request of the Company, then the Company shall be liable to pay to the Advisors Breakup Fees.

DUE DILIGENCE MATERIAL

          Subject to review by Advisors, the Company shall prepare required Due Diligence Materials (all such documents taken individually and collectively shall be hereafter referred to as the "DUE DILIGENCE MATERIAL"). The Company represents and warrants that the information contained in its Due Diligence Material will not include any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make statements contained therein, in light of the circumstances under which they are being made, not misleading. The Company agrees to advise the Advisors immediately in writing of the occurrence of any event or any other change known to the Company which results in the Due Diligence Material containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees be solely responsible for accuracy and completeness of the Due Diligence Material. The Company further agrees that its failure or inability to expeditiously provide such data or information, or to secure timely access to key personnel and facilities, may have a material adverse affect on the scope, timing and success of this engagement. The Company authorizes the Advisors, as its agent; to furnish any Investors copies of the Due Diligence Material and any other document or relevant information supplied to the Advisors.


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                                  CLIENT NAME
                                  CONFIDENTIAL

CONFIDENTIALITY


         The Advisors agrees to keep non-public information confidential so long as it remains nonpublic, unless disclosure is required by law or requested by any governmental or regulatory agency or body, and will not make any use thereof, except in connection with their services hereunder.
         Other than as agreed or as required by implementation of the arrangement of the Private Equity and/or Credit and Debt Facilities, the Company shall not convey to the public through advertising, public relations, news, sales, mail, direct transmittal, or other media, nor through any offering circular or registration statement, prospectus, appraisal, loan or other agreements or documents all or any part of written or oral presentation with respect to the arrangement of the Private Equity and/or Credit and Debt Facilities, nor other communication or documentation delivered, nor any reference to the Advisors or to any individuals assigned by the Advisors to this engagement, without the prior written consent of the Advisors.

INDEMNIFICATION

         If either party to this Agreement brings an action based on this Agreement, the prevailing party shall be entitled to recover reasonable expenses thereof, including, but not limited to, attorneys' fees, expenses and court costs.
         In addition, the Company agrees to indemnify and hold harmless the Advisors and Advisors' affiliates, counsel and other professional Advisors, the respective directors, officers, agents and employees of each of the foregoing or any of their affiliates (individually, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES"), from and against, all losses, claims, damages, expenses or liabilities resulting from, relating to, or arising out of action taken or omitted to be taken (i) by the Company or (ii) by the Advisors in good faith pursuant to the terms of, or in connection with, services rendered pursuant to this Agreement or any of the transactions covered thereby. In addition, the Company agrees to reimburse each Indemnified Party for all reasonable out-of-pocket and direct expenses (including reasonable fees and expenses of counsel) as they are incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Party is named party.
         Notwithstanding the foregoing, the Company shall not be liable to an Indemnified Party in respect to any loss, claim, damage, liability or expense to the extent the same is determined, in a final judgment by a court of competent jurisdiction, to have resulted primarily and directly from the gross material negligence or willful misconduct of that Indemnified Party.
         In the event of the assertion against any Indemnified Party of any claim or the commencement of any action or proceeding, the Company shall be entitled to participate in such action or proceeding, and in the investigation of such claim, and after written notice from the party indemnifying, to assume the investigation or defense of such claim, action or proceeding with counsel of its choice at its expense; provided however, that such counsel shall be reasonably satisfactory to that Indemnified Party. Notwithstanding the party indemnifying's election to assume the defense or investigation of such claim, action or proceeding, any Indemnified Party shall have the right to employ separate counsel (and local counsel, if necessary) and to participate in the defense or investigation of such claim, action or proceeding, and the party indemnifying shall advance and bear the expense (including reasonable fees and disbursements) of such separate counsel. In the event that the party indemnifying shall have assumed the defense or investigation of any claim, action or proceeding, the party indemnifying may not settle any such claim, action or proceeding without the written consent of any Indemnified Party named as defendant therein.
         If for any reason the foregoing indemnification is unavailable to an Indemnified Party or is insufficient to hold it harmless as contemplated herein then the Company shall contribute to the amount paid or payable by the Indemnified Party as result of such loss, claim, liability or expense in such proportion as it appropriate to reflect not only the relative benefits received by the Company and the Indemnified Party, as the case may be, but also the relative fault of the indemnifying party and their affiliates and any Indemnified Party, as the case may be, as well as any other relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Parties to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by the Advisors pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and the Advisors on the other hand with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value of the transaction to (ii) the fee paid to the Advisors with respect to such transaction.


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                                  CLIENT NAME
                                  CONFIDENTIAL

          No Indemnified party shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement, except for the liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely from such Indemnified Party's gross material negligence or willful misconduct. The indemnity, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability the indemnifying party may have to an Indemnified Party at common law or otherwise, and shall survive the expiration of the term of this Agreement.
          If any personnel of an Indemnified Party appears as a witness, are deposed or are otherwise involved in the defense of any action against any Indemnified Party, the Company will reimburse such Indemnified Party for all reasonable out-of-pocket and direct expenses (including the reasonable fees and expenses of counsel for such Indemnified Party) incurred by it by reason of any of its personnel being involved in any such action and will compensate the Indemnified Party for time spent, by its employees preparing for and testifying as witnesses in any deposition or proceeding at the Advisors' customary daily rates.
         CUSTOMER COMPLAINS SHOULD BE DIRECTED TO THE ATTENTION OF CHARLES J. MOORE, CHIEF COMPLIANCE OFFICE, CRUCIBLE CAPITAL GROUP, INC., 27 WHITEHALL STREET, 5TH FLOOR, NEW YORK, NY 10004. MR. MOORE CAN BE REACHED DIRECTLY AT
(212) 785-2815. COMPLAINTS MAY ALSO BE FORWARDED TO MR. MOORE BY FACSIMILE AT
(212) 785-3175, OR BY ELECTRONIC MAIL AT chuckm@cruciblecapitalnyc.com.


GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York. Any claims, causes of action or disputes arising under this Agreement shall be adjudicated in a court of competent jurisdiction located in the State of New York in the county of New York. New York laws will apply to any such disputes.

SURVIVAL

          The fee, expense reimbursement and indemnification obligations of the Company contained herein shall be in addition to any liability the Company may otherwise have to the Advisors, and shall survive the termination of the Agreement.

COMPANY OR CORPORATE OBLIGATION

         The obligations of the Company and the Advisors are solely company or corporate obligations, and no officer, director, employee, agent, member or controlling person shall be subject to any personal liability whatsoever, nor will any such claim be asserted by or on behalf of the Company or the Advisors or any person relying on the written or verbal conclusions of the Company or the Advisors.

SUBSEQUENT TRANSACTIONS

         If at any time within one (1) year from any of the Closings, the Company considers retaining an investment banker, arrangement agent or other similar agent in connection with any related or unrelated investment banking or financing services for the Company, the Company will afford the Advisors the right of first refusal to be its investment banker, arrangement agent or other similar agent for such services.

NOTICE

Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to (a) Declan French, CEO, ThinkPath Inc., 16 Four Seasons Place, Suite 215, Toronto, Ontario M9B 6E, and (b) Crucible Capital Group, Inc., 27 Whitehall St., 5th Floor, New York, NY 10004
Attention: Charles J. Moore.

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                                  CLIENT NAME
                                  CONFIDENTIAL


SOLE AND ENTIRE AGREEMENT; BINDING EFFECT

          This Agreement is the sole and entire Agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by the Advisors and the Company. This Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto.

         Kindly indicate your assent to the terms and conditions of our understanding by signing this Agreement, whereupon this Agreement shall constitute a binding contract between the Company and the Advisors. Please return one copy of this Agreement (the other copy of which is for your files) and your payment of $ 12,000. representing the first payment of the Retainer Fee, to the Advisors made payable to ANGELIC HOLDINGS, LLC. OF $ 6,000. AND CRUCIBLE CAPITAL INC. OF $ 6,000.

 Very truly yours,

CRUCIBLE CAPITAL GROUP, INC.
ANGELIC HOLDINGS, LLC

By /S/ ROBERT VAUGHAN
---------------------
    Robert Vaughan
     President



The foregoing has been read, understood and approved, and the undersigned does hereby agree to retain Crucible Capital Group, Inc. upon the terms and conditions contained herein. By execution hereof, the undersigned represents full power and authority to bind the Company to the terms and conditions hereof.

Agreed and accepted this 2nd day of October, 2007:




By:  /s/ DECLAN FRENCH
   --------------------------------------------------
      Declan French
      CEO

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                                  CLIENT NAME
                                  CONFIDENTIAL


                         PRIVACY PLEDGE AND NOTIFICATION

Crucible Capital Group, Inc. respects your right to privacy. We have always been committed to secure the confidentiality and integrity of your personal information. We are proud of our privacy practices and want our current and prospective customers to understand what information we collect and how we use it.

WHY WE COLLECT YOUR INFORMATION:
We gather information about you and your accounts so that we can (i) know who you are and thereby prevent unauthorized access to your information, (ii) design and improve the products and services we offer, and (iii) comply with the laws and regulations that govern us.

WHAT INFORMATION WE COLLECT:
We may collect the following types of `nonpublic personal information' about you: o Information about your identity, such as your name, address and social security number; o Information about your transactions with us; o Information we receive from you on applications, such as your financial or employment status.

WHAT SOURCES WE OBTAIN YOUR INFORMATION:
We collect nonpublic personal information about Crucible Capital Group, Inc.' clients such as you from the following sources: o Information we receive from you on applications or other forms; and o Information about your transactions with us, or others.

WHAT INFORMATION WE DISCLOSE:
We do not disclose any nonpublic personal information about our customers or former customers to anyone, except as permitted by law. Moreover, we will not release information about our customers or former customers unless one of the following conditions is met:
o        We receive your prior written consent;
o We believe the recipient to be you or your authorized representative; o We are required by law to release information to the recipient.

We only use information about you and your accounts to help us better serve your investment needs, or to suggest services or educational materials that may be of interest to you.

CONFIDENTIALITY AND SECURITY:
We maintain physical, electronic and procedural safeguards to guard your personal account information. We also restrict access to your personal and financial data to authorized Crucible Capital Group, Inc.' associates who have a need for these records. We require all nonaffiliated organizations to conform to our privacy standards and are contractually obligated to keep the information provided confidential and used as requested. Furthermore, we will continue to adhere to the privacy policies and practices described in this notice even after your account is closed or becomes inactive.

We will continue to conduct our business in a manner that conforms with our pledge to you, your expectations and all applicable laws.


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                                  CLIENT NAME
                                  CONFIDENTIAL

                 BUSINESS CONTINUITY PLAN - DISCLOSURE STATEMENT


Crucible Capital Group, Inc. has developed a Business Continuity Plan defining how we will respond to events that significantly disrupt our business. Because the timing and impact of disasters and disruptions are unpredictable, we will have to be flexible in responding to actual events as they occur. With that in mind, we are providing you with the following information.

CONTACTING US - If after a significant business disruption you are unable to contact us at (212) 785-2815 or through our business email addresses, you should call our alternate physical location located at Charles Moore's home by call his cell phone (732) 881-4268.

OUR BUSINESS CONTINUITY PLAN - After a significant business disruption, we plan to quickly recover and resume business operations by safeguarding our employees and property, making a financial and operational assessment, protecting the firm's books and records, and allowing our customers to transact business. In short, our business continuity plan is designed to permit our firm to resume operations as quickly as possible, given the scope and severity of the disruption.

Our Business Continuity Plan addresses data backup and recovery; all mission critical systems; financial and operational assessments; alternative communications with customers, employees, and regulators; alternate physical location of employees; critical supplier, contractor, bank, and counter-party impact; and regulatory reporting if we are unable to continue our business.

VARYING DISRUPTIONS - Significant business disruptions can vary in their scope; for example, affecting only our firm, the building housing our firm, the business district in which our firm is located, the city in which we are located, or the whole region. Within each of these areas, the severity of the disruption can also vary. In a disruption to our firm alone or to the building housing our firm, we will transfer our operations to a local site when needed and expect to recover and resume business within 24 to 48 hours. In a disruption affecting our business district, city, or region, we will transfer our operations to a site outside of the affected area and will recover and resume business within 5 - 7 business days. In either situation, we plan to continue our business and notify you through telephone, facsimile, mail or e-mail, regarding how to contact us.

FOR MORE INFORMATION - If you have questions about our Business Continuity Plan, please contact Charles J. Moore at (212) 785-2815.


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